Exhibit 3.1
STATE OF DELAWARE
CORRECTED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ATMUS FILTRATION TECHNOLOGIES INC.
Atmus Filtration Technologies Inc. (the “Corporation”), existing pursuant to the General Corporation Law of the State of Delaware, as amended (the “Corporation Law”), hereby certifies as follows:

1	The name of the corporation is Atmus Filtration Technologies Inc. (the “Company”).
2	That Second Amended and Restated Certificate of Incorporation (the “Certificate”) was filed with the Secretary of State of Delaware on May 22, 2025 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3	The inaccuracy of said Certificate is as follows: Section 5.4 “Classes of Directors and Terms of Office” should state a more straightforward process to declassify the Board of Directors and phase-in annual director elections; Section 5.7 “Removal of Directors” should state that subject to the rights of any holders of any series of Preferred Stock to elect directors, any or all directors may be removed from office at any time by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of all classes of capital stock of the Company entitled to vote thereon; provided, that any director who is serving a three-year term prior to the 2028 annual meeting of stockholders may be removed only for cause; and Section 9.2 “Amendment or Repeal” should reference only that the Certificate may be amended, altered or repealed in the manner currently or hereafter prescribed by the Corporation Law and that all rights conferred in the Certificate are granted subject to this reservation.
4	As a result of such inaccuracy, the complete Certificate is attached hereto as Exhibit A.
IN WITNESS WHEREOF, said corporation has caused this Certificate to be filed on this 27th day of May, 2025.
                        By: /s/ Laura Heltebran
                        Name: Laura Heltebran
                        Title: Senior Vice President, Chief Legal Officer &
Corporate Secretary

Exhibit A
Second Amended and Restated Certificate of Incorporation
(Attached)

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF ATMUS FILTRATION TECHNOLOGIES INC.
Atmus Filtration Technologies Inc. (the “Corporation”), existing pursuant to the General Corporation Law of the State of Delaware, as amended (the “Corporation Law”), hereby certifies as follows:
1.The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on April 1, 2022, and amended and restated by the Amended and Restated Certificate of Incorporation of the Corporation, which was filed with the office of the Secretary of State of the State of Delaware on February 5, 2023 (the “Amended and Restated Certificate of Incorporation”).
2.This Second Amended and Restated Certificate of Incorporation, which restates and amends the Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the board of directors and stockholders of the Corporation.
3.This Second Amended and Restated Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”) shall become effective upon filing with the Secretary of State of the State of Delaware.
4.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I

Name and Registered Agent
Section 1.1.Name. The name of the Corporation is ATMUS FILTRATION TECHNOLOGIES INC.
Section 1.2.Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE II

Purposes and Powers
Section 2.1.Purposes of the Corporation. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Corporation Law.
Section 2.2.Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law; (b) all powers now or hereafter vested in corporations by common law or any other statute or act; and (c) all powers authorized by or vested in the Corporation by the provisions of this Certificate of Incorporation or by the provisions of its By-Laws as from time to time in effect.

ARTICLE III

Term of Existence
Section 3.1.The period during which the Corporation shall continue is perpetual.
ARTICLE IV

Capital Stock
Section 4.1.Authorized Classes and Number of Shares. The total number of shares of stock which the Corporation has authority to issue shall be 2,100,000,000 shares, consisting of 2,000,000,000 shares of common stock (“Common Stock”) and 100,000,000 shares of preferred stock (“Preferred Stock”). The shares of Common Stock have a par value of $0.0001 per share. The shares of Preferred Stock do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, the Corporation’s shares of Preferred Stock shall be deemed to have a par value of $0.0001 per share.
Section 4.2.General Terms of All Shares.
(a)Fully Paid and Nonassessable Shares. When the Corporation receives the consideration for which the Board of Directors of the Corporation (the “Board”) authorized the issuance of shares, the shares issued therefor shall be fully paid and nonassessable.
(b)Dividends and Other Distributions. Subject to the rights of the holders of any Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
Section 4.3.Common Stock.
(a)Subordination of Classes. The shares of the Common Stock are and shall be subject to the relative rights, preferences, qualifications, limitations or restrictions of any class or series of any Preferred Stock now or hereafter issued by the Corporation.
(b)Voting Rights. Each outstanding share of Common Stock shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all stockholders’ meetings on all matters submitted to a vote of the stockholders of the Corporation. Except as otherwise provided by the Corporation Law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the Corporation Law.
(c)Other Terms of Common Stock. The shares of Common Stock shall be equal in every other respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on shares of the Common Stock at the discretion of the Board. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the shares of Preferred Stock of the full amount to which they shall be entitled under this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of the shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.
Section 4.4.Preferred Stock.
(a)Creation of Series. The shares of the Preferred Stock may be issued in one or more series. The designations, relative rights, preferences, qualifications, limitations and restrictions of the Preferred Stock of each series shall be such as are stated and expressed in this Certificate of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of this Certificate of Incorporation, the Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, par or stated value, if any, of such series of Preferred Stock and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualification, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:
(I)the designation of the series, which may be by distinguishing number, letter or title;
(II)the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
(III)the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
(IV)the dates on which dividends, if any, shall be payable;
(V)the redemption rights and price or prices, if any, for shares of the series;
(VI)the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
(VII)the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(VIII)whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(IX)restrictions on the issuance of shares of the same series or any other class or series;

(X)the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
(XI)any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.
Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by the Corporation Law.
ARTICLE V

Board of Directors
Section 5.1.Election of Directors. Election of directors need not be by written ballot unless the By-Laws shall so require.
Section 5.2.Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board in its sole and absolute discretion.
Section 5.3.Number. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
Section 5.4.Classes of Directors and Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, until the election of directors at the 2028 annual meeting of stockholders, the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. Any director elected prior to the 2026 annual meeting of stockholders shall hold office for a term expiring on the date of the annual meeting of stockholders held in the third year following the year of their election, unless the term of the class to which such director is appointed provides otherwise. Each director elected at the 2026 annual meeting of stockholders will be elected for a term expiring at the 2027 annual meeting of stockholders. Each director elected at the 2027 annual meeting of stockholders will be elected for a term expiring at the 2028 annual meeting of stockholders. At the 2028 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors will be elected for a term expiring at the next annual meeting of stockholders. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall hold office until the annual meeting of stockholders at which such director’s term expires; provided, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.
Section 5.5.[Reserved.]
Section 5.6.Vacancies. Vacancies, including those arising from any newly created directorships, occurring in the Board shall be filled in the manner provided in the By-Laws or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The By-Laws may also provide that in certain circumstances specified therein, vacancies occurring in the Board may be filled by vote of the stockholders at a special meeting called for that purpose or at the next annual meeting of stockholders.
Section 5.7.Removal of Directors. Subject to the rights of any holders of any series of Preferred Stock to elect directors, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon; provided, that any director who is serving a three-year term prior to the 2028 annual meeting of stockholders may be removed only for cause.
Section 5.8.Election of Directors by Holders of Preferred Stock. The holders of one or more series of Preferred Stock may be entitled to elect all or a specified number of directors, but only to the extent and subject to limitations as set forth in Section 4.4 of this Certificate of Incorporation.
ARTICLE VI

Stockholders
Section 6.1.Special Meetings of Stockholders. Except as otherwise required by the Corporation Law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (a) the Board or (b) the Chair of the Board. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).
Section 6.2.Stockholder Action. Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE VII

[Reserved.]
ARTICLE VIII

By-Laws of the Corporation
Section 8.1.By-Laws. The By-Laws of the Corporation may be amended or repealed by the Board by the affirmative vote of a majority of the entire number of directors without any action on the part of the stockholders, and the stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation, with the affirmative vote of stockholders possessing at least a majority of the total voting power of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon.
ARTICLE IX

Other Provisions
Section 9.1.Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this

Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by the Corporation Law.
Section 9.2.Amendment or Repeal. The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Corporation Law, and all rights conferred herein are granted subject to this reservation.
Section 9.3.Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by the Corporation Law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action arising pursuant to any provision of the Corporation Law or this Certificate of Incorporation or the By-Laws (as either may be amended from time to time); or (d) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.3.
Section 9.4.Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 9.3 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.3 (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 9.5.Captions. The captions of the Articles and Sections of this Certificate of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe or describe the scope or intent of any Article or Section hereof.
Section 9.6.Nonliability of Stockholders. Stockholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of stockholders subject to the payment of corporate debts.
ARTICLE X

Limitation of Liability; Indemnification
Section 10.1.Limitation of Liability. To the fullest extent permitted by the Corporation Law as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of an officer (a) in any action by or in the right of the Corporation, (b) for any breach of their duty of loyalty to the Corporation or its stockholders, (c) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (d) for any transaction from which they have derived an improper personal benefit. No amendment to, modification of, or repeal of this Section 10.1 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment. All references in this Section 10.1 to an officer shall mean only a person who is defined as such pursuant to Section 102(b)(7) of the Corporation Law.

Section 10.2.Indemnification. The Corporation shall indemnify to the fullest extent permitted by the Corporation Law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 10.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
[Signature page to follow.]

    IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 27th day of May, 2025.

                        By: /s/ Laura Heltebran
                        Name: Laura Heltebran
                        Title: Senior Vice President, Chief Legal Officer &
Corporate Secretary

[Signature Page to the Second Amended and Restated Certificate of Incorporation]